EXECUTION VERSION	Exhibit 10-Z(3)
Dated 18 July 2007

(1)	DANA INTERNATIONAL LUXEMBOURG SARL, as Performance Undertaking Provider

(2)	THE INTERMEDIATE TRANSFEROR

(3)	DANA EUROPE FINANCING (IRELAND) LIMITED, as Borrower

(4)	GE LEVERAGED LOANS LIMITED, as Administrative Agent

(5)	THE OTHER SECURED PARTIES

PERFORMANCE AND INDEMNITY DEED

LONDON

THIS DEED is dated 18 July 2007 and executed by:
(1)	DANA INTERNATIONAL LUXEMBOURG SARL, a company formed under the laws of Luxembourg (the “Performance Undertaking Provider”), in favour of:

(2)	GE FACTOFRANCE SNC as Intermediate Transferor;

(3)	DANA EUROPE FINANCING (IRELAND) LIMITED, a limited liability company incorporated under the laws of the Republic of Ireland (the “Borrower”);

(4)	GE LEVERAGED LOANS LIMITED, as Administrative Agent on behalf of the Secured Parties under the Receivables Loan Agreement and the other Transaction Documents referred to below (in such capacity, the “Administrative Agent”); and

(5)	THE OTHER SECURED PARTIES, as defined in the Receivables Loan Agreement referred to below (the Intermediate Transferor, the Borrower, the Administrative Agent and the other Secured Parties are referred to herein as, the “Beneficiaries”).
BACKGROUND:
(A)	Each Originator has entered into an Originator Sale Agreement with the Intermediate Transferor or with the Borrower as purchaser, pursuant to which such Originator, subject to the terms and conditions of such Originator Sale Agreement, has sold, contributed or otherwise conveyed and will sell, contribute or otherwise convey to such Purchaser all of its right, title and interest in certain Receivables and Related Security.

(B)	In order to finance its purchases of Receivables and Related Security pursuant to each Originator Sale Agreement to which it is a party, the Intermediate Transferor has entered into Intermediate Transfer Agreements pursuant to which the Borrower, subject to the terms and conditions of such Intermediate Transfer Agreements, will from time to time purchase, make loans secured by, or otherwise acquire Borrower Receivables Interests in such Receivables and Related Security.

(C)	In order to obtain the funds with which to acquire Receivables and Related Security from Originators and Borrower Receivables Interests from the Intermediate Transferor, the Borrower has entered into the Receivables Loan Agreement, pursuant to which the Lenders shall make Loans requested by the Borrower from time to time, in each case subject to the terms and conditions of the Receivables Loan Agreement.

(D)	Each of the Originators and Dana International Luxembourg SARL (“Dana”) have entered into a Servicing Agreement with the Purchasers and the Administrative Agent, pursuant to which, among other things, Dana has agreed to act as initial servicer and each of the Originators have agreed to act as sub-servicers, in each case, for the Purchasers and the Administrative Agent with respect to the servicing and collection of Receivables and Related Security.

(E)	The Subordinated Lender has entered into a Subordinated Loan Agreement with the Borrower, pursuant to which the Subordinated Lender has agreed, among other things, to make subordinated loans to the Borrower in order to finance a portion of the purchase price of Receivables and Related Security or Borrower Receivables Interests to be acquired by the Borrower from the Originators and the Intermediate Transferor.

(F)	The Account SPVs have entered into certain Account Security Agreements with the Borrower and others, pursuant to which, among other things, the Account SPVs have granted security interests in the Facility Accounts held by them in order to secure obligations to remit moneys to or at the direction of the Borrower.

(G)	Each of the Originators, the Servicer and the Subordinated Lender is (and any future Originator will be) an Affiliate or direct or indirect Subsidiary of the Performance Undertaking Provider, the Spanish Account SPV has been established at the request of the Performance Undertaking Provider and the Originators in connection with the transactions contemplated by the Transaction Documents, and the Performance Undertaking Provider expects to receive substantial direct and indirect benefits from the transactions described above and the other transactions contemplated by the Originator Sale Agreements, the Intermediate Transfer Agreements, the Servicing Agreement, the Subordinated Loan Agreement and the other Transaction Documents.

(H)	As an inducement for (a) the Purchasers to purchase or otherwise acquire Receivables and Related Security from the Originators pursuant to the Originator Sale Agreements, (b) the Borrower to purchase, make loans secured by or otherwise acquire Borrower Receivables Interests pursuant to the Intermediate Transfer Agreements, (c) the Lenders to make Loans to the Borrower under the Receivables Loan Agreement and (d) the Administrative Agent, the Lenders and the other Secured Parties to participate in the transactions contemplated by the Receivables Loan Agreement and the other Transaction Documents, the Performance Undertaking Provider has agreed, on the terms provided in this Deed, to cause the due and punctual performance by each of the Originators and the other Performance Parties of their respective Obligations and to indemnify the Beneficiaries for any failure of such performance.
THIS DEED WITNESSES that:
1.	DEFINITIONS

1.1	Terms in Receivables Loan Agreement

Unless otherwise defined herein, capitalised terms which are used in this Deed shall have the meanings assigned to such terms in Clause 2.1 (Certain defined terms) of the Master Schedule of Definitions, Interpretation and Construction, dated 18 July 2007, and signed by the parties hereto and others for the purposes of identification (the “Schedule of Definitions”). In the case of any inconsistency between such terms and the terms defined in Clause 2.2 (Other defined terms) of this Deed, the terms defined in Clause 2.2 (Other defined terms) of this Agreement shall prevail for all purpose of this Deed. The principles of interpretation set forth in Clauses 2.2 (Other terms) and 2.3 (Computations of time periods) of the Schedule of Definitions apply to this Deed as if fully set out herein.

1.2	Other defined terms

As used in this Deed, capitalised terms defined in the preamble have the meanings as so defined, and the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Indemnified Amounts” is defined in Clause 3 (General indemnity).

“Indemnified Party” is defined in Clause 3 (General indemnity).

2.	PERFORMANCE UNDERTAKING
(a)	The Performance Undertaking Provider hereby agrees for the benefit of each of the Beneficiaries to cause each Performance Party to pay and perform its Obligations when and as due in accordance with the Transaction Documents.

(b)	If any Performance Party fails to pay or perform any of its Obligations when and as due (and payable in respect of monetary Obligations) in accordance with the Transaction Documents, then the Performance Undertaking Provider shall within three (3) Business Days of demand perform, or cause the performance of, such Obligations, and shall within three (3) Business Days of demand pay to the Administrative Agent for the account of the relevant Beneficiaries, in same day funds, any such Obligations for the payment of money.
3.	GENERAL INDEMNITY

Without limiting any other rights that any Beneficiary or any of their respective officers, directors, agents, employees, controlling Persons or Affiliates of any of the foregoing (each an “Indemnified Party”) may have hereunder, under any other Transaction Document or under applicable Law, the Performance Undertaking Provider hereby agrees to indemnify and hold harmless each Indemnified Party from and against any and all damages, losses, claims, liabilities, deficiencies, costs, disbursements and expenses, including interest, penalties, amounts paid in settlement and reasonable attorneys’ fees and out-of-pocket expenses (all of the foregoing being collectively referred to as “Indemnified Amounts”) incurred by any Indemnified Party (including in connection with or relating to any investigation by an Official Body, litigation or lawsuit (actual or threatened) or order, consent, decree, judgment, claim or other action of whatever sort (including the preparation of any defence with respect thereto)), in each case, arising out of or resulting from this Deed or any other Transaction Document or any transaction contemplated hereby or thereby, excluding, however (a) Indemnified Amounts to the extent that such Indemnified Amounts resulted from the gross negligence, fraud or wilful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Deed or any other Transaction Document) for uncollectible Pool Receivables and Related Security with respect thereto, (c) any Excluded Taxes, and (d) any Indemnified Amount to the extent the same has been fully and finally paid in cash to such Indemnified Party pursuant to any other provision of this Deed or any other Transaction Document.

4.	TAXES
(a)	Any and all payments by the Performance Undertaking Provider under this Deed shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Performance Undertaking Provider shall be required to deduct any Indemnified Taxes or Other Taxes from any such payment, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Clause 4) the recipient of such payment receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Performance Undertaking Provider shall make such deductions, and (iii) the Performance Undertaking Provider shall pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

(b)	If any Indemnified Tax or Other Tax is required to be deducted or withheld from any payment or distribution made in respect of Receivables or Related Security transferred pursuant to the French Intermediate Transfer Agreement, Italian Intermediate Transfer Agreement or any payment or distributions made or deemed to be made by the Intermediate Transferor pursuant thereto or pursuant to any other Transaction Document, the Performance Undertaking Provider shall indemnify each Indemnified Party within ten (10) days after written demand therefor, for the full amount of any such Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Clause) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Performance Undertaking Provider by an Indemnified Party, or by the Administrative Agent on its own behalf or on behalf of another Indemnified Party, shall be conclusive absent manifest error.

(c)	The Performance Undertaking Provider shall indemnify each Indemnified Party within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Indemnified Party on or with respect to any payment by or on account of any obligation of the Performance Undertaking Provider under this Deed (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Clause 4) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Performance Undertaking Provider by an Indemnified Party, or by the Administrative Agent on its own behalf or on behalf of another Indemnified Party, shall be conclusive absent manifest error.

(d)	As soon as reasonably practicable after any payment of Indemnified Taxes by the Performance Undertaking Provider to an Official Body, the Performance Undertaking Provider shall deliver to the applicable Indemnified Party the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Indemnified Party.

(e)	Any Indemnified Party that is entitled to an exemption from or reduction of withholding Tax under the Law of the jurisdiction in which the Performance Undertaking Provider is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Deed shall deliver to the Performance Undertaking Provider (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law, or reasonably requested by the Performance Undertaking Provider, as will permit such payments to be made without withholding or at a reduced rate.

(f)	If the Performance Undertaking Provider makes a payment to an Indemnified Party under this Clause 4 and the relevant Indemnified Party determines that:
(i)	a Tax Credit is attributable to such payment; and

(ii)	that Indemnified Party has obtained, utilised and retained that Tax Credit, that Indemnified Party shall pay an amount to the Performance Undertaking Provider which that Indemnified Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the payment not been required to be made by the Performance Undertaking Provider. For the purpose of this Clause 4(f) “Tax Credit” means a credit against, relief on remission for, or repayment of, any tax.
This Clause 4 shall not be construed to require any Indemnified Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Performance Undertaking Provider or any other Person.

(g)	Notwithstanding anything in this Clause 4 to the contrary, the Performance Undertaking Provider shall not be required to pay to any Indemnified Party any amount pursuant to this Clause 4 to the extent (i) such amount has been fully and finally paid in cash to such Indemnified Party pursuant to any other provision of this Deed or any other Transaction Document or (ii) such amounts constitute Excluded Taxes.
5.	AGREEMENT TO PAY STAMP TAXES

The Performance Undertaking Provider further agrees, as the principal obligor and not as a surety, to pay to the Administrative Agent for the benefit of the relevant Beneficiaries within three (3) Business Days of demand and in immediately available funds any and all stamp duty, registration and other similar Taxes and fees payable in connection with the execution, delivery, filing and recording of any of the Transaction Documents (or any instrument or other document to be executed, delivered, filed or recorded under or in connection with any of the Transaction Documents); and the Performance Undertaking Provider agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such Taxes and fees.

6.	OBLIGATIONS ABSOLUTE; WAIVER OF DEFENCES

The Performance Undertaking Provider’s obligations under this Deed are absolute, unconditional and continuing and are in no way conditioned upon any of the matters listed below in this Clause 6. The obligations of the Performance Undertaking Provider under this Deed will not be affected by an act, omission, matter or thing which, but for this Clause 6, would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or any Beneficiary) including:
(a)	any time, waiver or consent granted to, or composition with, any Transaction Party or any other Person;

(b)	the release of any other Transaction Party or any other Person under the terms of any composition or arrangement with any creditor of any Dana European Entity;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Transaction Party or other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Transaction Party or any other Person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Transaction Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any Person under any Transaction Document or any other document or security; or

(g)	any insolvency or similar proceedings.
Without prejudice to the generality of this Clause 6, the Performance Undertaking Provider confirms that it intends this Deed shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Transaction Documents and/or any Obligation.

7.	IMMEDIATE RECOURSE; DEFERRAL OF RIGHTS
(a)	The Performance Undertaking Provider waives any right it may have of first requiring any Beneficiary (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any Person before claiming from the Performance Undertaking Provider under this Deed. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

(b)	Until the Final Payout Date and unless the Administrative Agent otherwise directs, the Performance Undertaking Provider will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(i)	to be indemnified by the Borrower, the Spanish Account SPV or any other Dana European Entity;

(ii)	to claim any contribution from any other guarantor of any obligations of the Borrower, the Spanish Account SPV or any other Dana European Entity under the Transaction Documents; and/or

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Beneficiaries under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by any Beneficiary.
8.	ADDITIONAL SECURITY
(a)	This Deed shall be in addition to any other guarantee, indemnity or other security for the Obligations, and shall not be rendered unenforceable by the invalidity of any such other guarantee, indemnity or security.

(b)	In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy, arrangement or reorganisation of any Performance Party or for any other reason with respect to any Performance Party, all such amounts then due and owing with respect to the Obligations under the terms of the Transaction Documents, or any other agreement evidencing, securing or otherwise executed in connection with the Obligations, shall be immediately due and payable by the Performance Undertaking Provider.
9.	REPRESENTATIONS AND WARRANTIES

9.1	Representations and warranties of the Performance Undertaking Provider

The Performance Undertaking Provider hereby represents and warrants to each Beneficiary, as of the date of this Deed that:
(a)	the Performance Undertaking Provider (i) is a limited liability company duly organised and validly existing under the laws of its jurisdiction of organisation, and (ii) has the power and authority and all licences, authorisations, consents and approvals required to perform its obligations under the Transaction Documents to which it is a party and to carry on its business in each jurisdiction in which its business is now conducted unless the failure to have such power, authority, licences, authorisations, consents and approvals would not reasonably be expected to have a Material Adverse Effect;

(b)	the execution, delivery and performance by the Performance Undertaking Provider of this Deed and any other Transaction Document to which it is a party (i) are within the Performance Undertaking Provider’s corporate powers, (ii) have been duly authorised by all necessary corporate action, and (iii) do not contravene or constitute a default under (A) its Organic Documents, (B) any applicable Law, (C) any contractual restriction binding on or affecting the Performance Undertaking Provider or its property or (D) any order, writ, judgment, award, injunction or decree which is valid and binding on or affecting the Performance Undertaking Provider or its property, except in each case where any such contravention or default would not reasonably be expected to have a Material Adverse Effect, and (iv) do not result in or require the creation or imposition of any Adverse Claim (other than with respect to any Receivable or Facility Account, Permitted Adverse Claims, and with respect to any other assets of the Performance Undertaking Provider, Permitted Encumbrances) upon or with respect to its present or future assets including any Pool Receivable, any Related Security, any Collateral or any Facility Account;

(c)	no authorisation or approval or other action by, and no notice to or filing or registration with, any Official Body or official thereof or any third party is required for the due execution, delivery and performance by the Performance Undertaking Provider of this Deed or any other Transaction Document to which it is a party or any other document to be delivered by it hereunder or thereunder, except for the actions taken or referred to in Schedule 2 (Conditions precedent documents) to the Receivables Loan Agreement, all of which have been (or on or before the Closing Date will have been) duly made or taken, as the case may be, and are in full force and effect, except where the failure to have obtained any such authorisation or approval or taken any such action or made any such filing, notice or registration would not have a Material Adverse Effect;

(d)	this Deed and each of the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Performance Undertaking Provider enforceable against the Performance Undertaking Provider in accordance with its terms, subject to the Legal Reservations;

(e)	all non-verbal information, data, exhibits, documents, books, records and reports furnished by or on behalf of the Performance Undertaking Provider in connection with this Deed, any other Transaction Document or any transaction contemplated hereby or thereby is complete and accurate in all material respects as of its date and no such item contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements which have been furnished by or on behalf of the Performance Undertaking Provider, the Servicer or any Originator (i) have been prepared in accordance with, in the case of the Performance Undertaking Provider and the Servicer, Modified GAAP or, in the case of each Originator, GAAP consistently applied and (ii) fairly present, in all material aspects, the financial condition of the Performance Undertaking Provider, the Servicer or the relevant Originator, as the case may be, and in each case, if applicable, its consolidated Subsidiaries or, as the case may be, the Dana European Entities on an aggregated basis, as of the dates set forth therein and the results of any operations of the Performance Undertaking Provider, the Servicer or the relevant Originator, as the case may be, and in each case, if applicable, its consolidated Subsidiaries for the periods ended on such dates;

(f)	there are no actions, suits, investigations, litigation or proceedings at law or in equity or by or before any Official Body now pending or in arbitration or, to the Performance Undertaking Provider’s knowledge, threatened against or affecting the Performance Undertaking Provider or any of its Subsidiaries or any of its or their business, revenues or other property (i) which question the validity of this Deed or any other Transaction Document to which it is a party or any of the transactions contemplated hereby or thereby (excluding any litigation or proceeding against any Obligor) or (ii) which, individually or in the aggregate, are reasonably likely to be adversely determined and if so determined would reasonably be expected to have a Material Adverse Effect. The Performance Undertaking Provider is not in default or violation of any valid and binding order, judgement or decree of any Official Body or arbitrator which would reasonably be expected to have a Material Adverse Effect;

(g)	the Performance Undertaking Provider has (i) timely filed or caused to be filed all material Tax returns required to be filed, and (ii) paid or made adequate provision for the payment of all Taxes, assessments and other governmental charges due and payable by it, except (A) any such Taxes, assessments or other governmental charges that are being contested in good faith by appropriate proceedings and for which the Performance Undertaking Provider has set aside in its books adequate reserves in accordance with GAAP as reasonably determined by the Performance Undertaking Provider, or (B) to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect;

(h)	the direct and indirect benefits to the Performance Undertaking Provider from the transactions contemplated by the Transaction Documents provide fair consideration and reasonably equivalent value to the Performance Undertaking Provider for the obligations it undertakes pursuant to this Deed;

(i)	the Performance Undertaking Provider’s obligations under this Deed and the other Transaction Documents to which it is a party rank at least pari passu with all of its unsecured unsubordinated Indebtedness;

(j)	the Performance Undertaking Provider either has, or otherwise has adequate means to obtain from such Performance Party, information concerning the financial condition of each Performance Party, and it is not relying on any Beneficiary to provide any such information;

(k)	neither the Performance Undertaking Provider nor any other Dana European Entity has any Indebtedness (other than Permitted Indebtedness);

(l)	neither the Performance Undertaking Provider nor any other Dana European Entity has created or granted any Adverse Claim (other than, with respect to any Receivable or Facility Account, Permitted Adverse Claims, or, with respect to any of its other assets, Permitted Encumbrances) upon or with respect to its present or future assets;

(m)	for the purposes of the EU Insolvency Regulation, the Performance Undertaking Provider’s centre of main interest (as that term is used in Article 3(1) of the EU Insolvency Regulation) is situated in the Grand Duchy of Luxembourg and it has no “establishment” (as that term is used in Article 2(h) of the EU Insolvency Regulation) in any other jurisdiction;

(n)	neither Performance Undertaking Provider nor any other Dana European Entity is, or will become, a borrower, guarantor or otherwise incur any obligation under or in connection with the DIP;

(o)	neither the Performance Undertaking Provider nor any other Dana European Entity, nor any of their respective assets, have been or will be consolidated with those of Dana Corporation or any other Affiliate of Dana Corporation that is subject to an Event of Bankruptcy under the Insolvency Laws of the U.S. or any State thereof;

(p)	neither the Performance Undertaking Provider nor any other Dana European Entity has, or will have, a place of business (other than Spicer Gelenkwellenbau GmbH) or any material property located in the U.S.;

(q)	the execution, delivery and performance by any Transaction Party of any Transaction Document to which it is a party do not contravene or constitute a default under the DIP;

(r)	for so long as the DIP is in force, the Aggregate Principal Balance constitutes Debt for the purposes of the DIP and that the aggregate outstanding principal amount of the Dollar Equivalent of the Aggregate Principal Balance and all other Debt of Foreign Subsidiaries owing to third parties will not at any time exceed $400,000,000 (excluding Debt of Canadian Subsidiaries of Dana Corporation under the Canadian Revolving Facility). For the purposes of this Clause 9(r) the terms “Canadian Revolving Facility”, “Canadian Subsidiary”, “Debt” and “Foreign Subsidiary” have the meaning specified in the DIP;

(s)	no Material Adverse Effect has occurred;

(t)	clearance statements have been issued by tPR, for the purposes of Sections 42(2) and 46(2) of the Pensions Act, in relation to all the U.K. Pension Schemes (the “Clearance Statements”), such that in the opinion of tPR, and in the circumstances described in the application made for the purposes of the Clearance Statements:
(i)	no Dana European Entity would be subject to a contribution notice as a result of the satisfaction of either, or both of, Sections 42(2)(a) and 42(2)(b) of the Pensions Act; and

(ii)	no Dana European Entity would be the subject of a financial support direction as a result of the satisfaction of any, or all of, Sections 46(2)(a), 46(2)(b) and 46(2)(c) of the Pensions Act;
(u)	all of the information contained in the applications made in respect of the Clearance Statements as to the circumstances of each of the Dana European Entities are true and accurate, and that there are no material omissions of relevant information in the applications made for the Clearance Statements;

(v)	U.K. PensionCo has no creditors other than the U.K. Pension Schemes or the United Kingdom Board of the Pension Protection Fund, as the case may be; and

(w)	the company voluntary arrangement of U.K. PensionCo has been implemented in accordance with its terms and completed (as such term is used in Rule 1.29 Insolvency Rules 1986) and all conditions thereunder have been satisfied.
9.2	Times when representations made
(a)	All the representations and warranties in this Clause 9 (Representations and Warranties) are deemed to be made by the Performance Undertaking Provider on the Closing Date and as of the date of each Borrowing and each Release under the Receivables Loan Agreement.

(b)	The representations and warranties in Clause 9.1(e) are deemed to be made by the Performance Undertaking Provider as of each Testing Date and on each date on which any financial statements to be delivered pursuant to this Deed are delivered by the Performance Undertaking Provider or in the case of all other non-verbal information, data, exhibits, documents, books and records furnished by or on behalf of the Performance Undertaking Provider in connection with this Deed on the date on which such information, data, exhibits, documents, books and records are furnished.

(c)	Each representation or warranty deemed to be made after the Closing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
10.	COVENANTS

Until the Final Payout Date:

10.1	Compliance with Laws, etc.

the Performance Undertaking Provider will comply in all material respects with all Laws to which it may be subject if failure so to comply with such Laws would reasonably be expected to have a Material Adverse Effect;

10.2	Reporting requirements

the Performance Undertaking Provider will furnish or cause to be furnished:
(a)	Annual financial statements

(i)	to the Administrative Agent as soon as available after the end of each of its financial years and in any event within the period required for the production and filing of such accounts under the law of its jurisdiction of incorporation, the statutory accounts of each Dana European Entity and its consolidated Subsidiaries as of the end of and for that financial year in each case prepared in accordance with GAAP consistently applied, certified by a Responsible Officer of that Dana European Entity and by its independent public accountants; and

(ii)	to the Administrative Agent as soon as available after the end of each of its financial years and in any event within 60 days after the end of each of its financial years (commencing from the financial year ending 31 December 2008) the annual budget in respect of each Originator prepared on an individual basis and in respect of the Dana European Entities prepared on an aggregated basis.
(b)	Quarterly and monthly financial statements
(i)	(A)	during the Trigger Period, to the Administrative Agent as soon as available and in any event within 30 days after the end of each calendar month, a statement of financial performance of each Originator prepared on an individual basis and of the Dana European Entities prepared on an aggregated basis as of the end of and for that calendar month as reported by HFM in accordance with Modified GAAP consistently applied, with the statement prepared on an aggregated basis being certified by a Responsible Officer of the Performance Undertaking Provider; and

	(B)	otherwise, to the Administrative Agent as soon as available and in any event within 45 days after the end of each of its financial quarters, a statement of financial performance of each Originator prepared on an individual basis and of the Dana European Entities prepared on an aggregated basis as of the end of and for that financial quarter as reported by HFM in accordance with Modified GAAP consistently applied, with the statement prepared on an aggregated basis being certified by a Responsible Officer of the Performance Undertaking Provider
(ii)	Each statement of financial performance provided hereunder in respect of an Originator shall be accompanied by a certificate of solvency in the Agreed Form signed by a Responsible Officer of that Originator.

(iii)	For the purposes of this Clause “a statement of financial performance” shall include a profit and loss statement (in the case of any statement of financial performance to be delivered hereunder in respect of an Originator prepared on a manufacturing plant by manufacturing plant basis), cash receipts and payments statement (prepared solely on an aggregated basis), a balance sheet (in the case of any statement of financial performance to be delivered hereunder in respect of an Originator, prepared on an aggregated basis with respect to the manufacturing plants owned or operated by such Originator) and a management commentary on the financial results shown in the statement of financial performance prepared on an aggregated basis (which management commentary shall include commentary on any material change in the financial results of any individual Originator).
(c)	Officer’s certificate

to the Administrative Agent and concurrently with each of the financial statements to be delivered under Clauses 10.2(a) and (b), a certificate of a Responsible Officer of the Performance Undertaking Provider stating that no Facility Event has occurred and is continuing (or, if any such event is continuing, describing in reasonable detail such event and the steps, if any, being taken or to be taken by the Performance Undertaking Provider or any of the Performance Parties to remedy such event).

(d)	Change in business

at least thirty (30) days prior to any substantial change in the general nature of its business, to the Administrative Agent a written notice describing in reasonable detail any such substantial change in the general nature of its business;

(e)	Notice of Facility Events

as soon as possible and in any event within three (3) Business Days after a Responsible Officer of the Performance Undertaking Provider obtains knowledge of the occurrence of any Facility Event, to the Administrative Agent a statement of a Responsible Officer of the Performance Undertaking Provider setting forth details of such Facility Event and, if applicable, the action that the Performance Undertaking Provider or any of the Facility Parties has taken and proposes to take with respect thereto;

(f)	Termination or Suspension of Originator Sale Agreement or Intermediate Transfer Agreements

as soon as possible and in any event within three (3) Business Days after a Responsible Officer of the Performance Undertaking Provider obtains knowledge of the occurrence thereof, to the Administrative Agent notice that any Originator has stopped selling or contributing Receivables originated by such Originator to the Borrower or the Intermediate Transferor, as the case may be, pursuant to the related Originator Sale Agreement to which such Originator is a party or any other Seller Event thereunder;

(g)	Litigation; Material Adverse Effect

promptly after a Responsible Officer of the Performance Undertaking Provider obtains knowledge thereof, to the Administrative Agent notice of the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or by or before any Official Body or in arbitration against, or any investigation by any Official Body that may exist with respect to any Transaction Party, the Facility Accounts, the Transaction Documents or the transactions contemplated thereby, in each case, that is reasonably likely to be determined adversely and if so determined would reasonably be expected to have a Material Adverse Effect.

(h)	Other information

as soon as reasonably practical and in any event no later than ten (10) Business Days after a request by the Administrative Agent, furnish or cause to be furnished to the Administrative Agent such other information with respect to (i) the Pool Receivables, the Related Security, the Facility Accounts, the Collateral as the Administrative Agent may from time to time reasonably request in writing (which shall include an explanation of the reason for such request), (ii) any Facility Event or Material Adverse Effect related to the Performance Undertaking Provider as the Administrative Agent may from time to time reasonably request in writing (which shall include an explanation of the reason for such request) or, (iii) its business, operations and financial condition as the Administrative Agent may reasonably require (subject to a written request which shall include an explanation of the reason for such request).

(i)	Information relating to U.K. pensions

promptly after a Responsible Officer of the Performance Undertaking Provider obtains knowledge thereof, to the Administrative Agent full details of:
(i)	(A) any material changes in the circumstances described in; or
(B)	any material omissions of relevant information contained in, the applications made for the Clearance Statements; and

(ii)	any investigation or proposed investigation by tPR which may lead to the issue of a “financial support direction” or “contribution notice” (for the purposes of Part 1 of the Pensions Act) against any Dana European Entity; and

(iii)	(A) any “warning notice” for the purposes of Section 96(2) of the Pensions Act;
(B)	any “determination notice” for the purposes of Section 96(2) or 98(2) of the Pensions Act in relation to a Contribution Notice or Financial Support Direction for the purposes of Part 1 of the Pensions Act 2004, issued by tPR to any Dana European Entity.

(j)	Subordinated Loan book entries

to the Administrative Agent on a fortnightly basis evidence substantially in the Agreed Form of book entry movement pursuant to the Subordinated Loan Agreement.
10.3	Financial covenant
(a)	The Performance Undertaking Provider will not permit the Fixed Charges Coverage Ratio as at each Testing Date to be less than 1.25:1 unless within 3 Business Days after the day on which the compliance certificate to be delivered pursuant to Clause 10.4 (Compliance Certificate) has been delivered showing that the Fixed Charged Coverage Ratio is less than 1.25:1 a Person (other than the Borrower, the Spanish Account SPV or any Dana European Entity) invests in the Dana European Legal Group or deposits into the Borrower Operating Account (Principal) an amount such that a recalculation of the Fixed Charges Coverage Ratio as at such Testing Date, treating the amount of such investment or deposit as part of Adjusted EBITDA, would be at least 1.25:1.

(b)	If, as at such Testing Date, as a result of applying the necessary Covenant Correction Amount to the calculation of Maximum Aggregate Principal Balance the Aggregate Principal Balance exceeds the Maximum Aggregate Principal Balance on such date, the Borrower shall make a prepayment of the Loan in accordance with Clause 2.5(a)(ii) (Payment and prepayment of Loans) of the Receivables Loan Agreement on the same day as the Covenant Correction Amount is invested or deposited in accordance with Clause 10.3(a) and such prepayment must be funded wholly from cash constituting the whole or part of the applicable Covenant Correction Amount.

(c)	The Performance Undertaking Provider will not permit the Fixed Charges Coverage Ratio as at each Testing Date to be less than 1.15:1.
10.4	Compliance Certificate
(a)	The Performance Undertaking Provider will furnish to the Administrative Agent within 30 days, after each Testing Date a compliance certificate in a form reasonably acceptable to the Administrative Agent, setting out (in reasonable detail) computations as to compliance with the financial covenant set out in Clause 10.3 as at the date as such Testing Date;

(b)	Each compliance certificate shall be signed by a Responsible Officer of the Performance Undertaking Provider.
10.5	Disposals

the Performance Undertaking Provider will not, and will procure that no other Dana European Entity will, either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily, dispose of all or any part of its or their assets save for any Permitted Disposal;

10.6	Financial Indebtedness

the Performance Undertaking Provider will not, and will procure that no other Dana European Entity will, incur or permit to be outstanding any Indebtedness or enter into any off-balance sheet financing arrangement other than Indebtedness incurred under the Transaction Documents and any Permitted Indebtedness;
10.7	Loans out

the Performance Undertaking Provider will not, and will procure that no other Dana European Entity will, make any loans or grant any credit other than Permitted Loans;

10.8	Dividends and share redemption

the Performance Undertaking Provider shall not (and will ensure that no other Dana European Entity will):
(a)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve;

(c)	pay or allow any other Dana European Entity to pay any management, advisory or other fee to or to the order of any of the shareholders of the Performance Undertaking Provider; or

(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to so do, other than Permitted Distributions;

10.9	Mergers, Investments, etc.
(a)	the Performance Undertaking Provider shall ensure that each Originator (other than any Spanish Originator until such time as it becomes a direct or indirect Subsidiary of the Performance Undertaking Provider) shall at all times be a direct or indirect Subsidiary of the Performance Undertaking Provider and that each Spanish Originator (which for the time being is not a direct or indirect Subsidiary of the Performance Undertaking Provider) shall at all times be a direct or indirect Subsidiary of Dana Corporation;

(b)	except to the extent expressly permitted by the Transaction Documents, the Performance Undertaking Provider will not, and will procure that no other Dana European Entity will, liquidate or dissolve or merge with or into or consolidate with or into any Person, or enter into any corporate restructuring, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its property (whether now owned or hereafter acquired) to any Person, or acquire all or part of the business or undertaking of a Person, or acquire any Equity Interest of a Person, or enter into any joint venture or partnership agreement with, any Person other than a Permitted Transaction;

10.10	Taxes

the Performance Undertaking Provider will file all Tax returns and reports required by Law to be filed by it and promptly pay all Taxes and governmental charges at any time then due and payable by it, except to the extent such Taxes or governmental charges are being contested in good faith by appropriate proceedings and the Performance Undertaking Provider has set aside in its books adequate reserves in accordance with Modified GAAP as reasonably determined by the Performance Undertaking Provider or the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Performance Undertaking Provider will pay when due any Taxes payable in connection with the Pool Receivables, Related Security with respect thereto, the Facility Accounts and the other Collateral, exclusive of Taxes constituting Excluded Taxes or Taxes payable and actually previously paid by another Transaction Party except to the extent such Taxes are being contested in good faith by appropriate proceedings and the Performance Undertaking Provider has set aside in its books adequate reserves in accordance with Modified GAAP as reasonably determined by the Performance Undertaking Provider or the failure to do so would not reasonably be expected to have a Material Adverse Effect;

10.11	Sales, liens, etc.

the Performance Undertaking Provider will not, and will procure that no other Dana European Entity will, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (except for, in the case of any Receivable or Facility Account, Permitted Adverse Claims, and in the case of any other assets of any Dana European Entity, Permitted Encumbrances) upon or with respect to its assets to secure any indebtedness of any person (including, upon or with respect to the Pool Receivables, the Related Security with respect thereto or any other Collateral, the Facility Accounts or any other asset of the Transaction SPVs, or any of its rights, title, interest in, to and under any of them (including any right to receive income in respect thereof)) except pursuant to, and in accordance with, the Transaction Documents;

10.12	Change in business

the Performance Undertaking Provider will not make any substantial change in the general nature of its business without the prior written consent of the Administrative Agent, except for any such change:
(a)	that would not (i) impair the collectibility of any Pool Receivable in any material respect, (ii) otherwise reasonably be expected to have a Material Adverse Effect, or (iii) materially adversely affect the interests or remedies of any Beneficiary; or

(b)	as required by applicable Law;
10.13	Amendments

the Performance Undertaking Provider will not make any material amendment or other modification to any Transaction Document to which it is a party except in accordance with the amendment provisions thereof (which will require the written consent of the Administrative Agent);

10.14	Organic Documents

the Performance Undertaking Provider will not amend, modify, change or repeal any of its Organic Documents, unless such amendment, modification, change or repeal would not reasonably be expected to have a Material Adverse Effect;

10.15	Licences, etc.

the Performance Undertaking Provider will maintain in full force and effect all licences, approvals, authorisations, consents, registrations and notifications which are at any time required in connection with the performance of its duties and obligations hereunder and under the other Transaction Documents to which it is a party, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect;

10.16	Separateness

the Performance Undertaking Provider will take such actions as may reasonably be required to maintain each Transaction SPV as a legal entity separate and apart from the Performance Undertaking Provider, any Affiliate or Subsidiary thereof and any other Person; and

10.17	Change in accountants or accounting policies

the Performance Undertaking Provider will promptly notify the Administrative Agent of any change in its accountants or material change in its accounting policy.

11.	SUBROGATION; SUBORDINATION

11.1	Notwithstanding anything to the contrary contained herein, the Performance Undertaking Provider:
(a)	will not exercise or assert until the Final Payout Date any rights of subrogation (whether contractual, at law or in equity or otherwise) to the claims of any Beneficiary against any Performance Party, and until the Final Payout Date hereby waives any and all contractual, statutory or legal or equitable rights of contribution, reimbursement, indemnification and similar rights and claims which the Performance Undertaking Provider might now have or hereafter acquire against any Performance Party in connection with, or as a result of, the existence or performance of the Performance Undertaking Provider’s obligations under this Deed;

(b)	will not claim any setoff, recoupment or counterclaim against any Performance Party in respect of any liability of the Performance Undertaking Provider to any Performance Party until the Final Payout Date; and

(c)	waives any benefit of and any right to participate in any collateral security which may be held by any Beneficiary (or its assigns).

11.2	The payment of any amounts due with respect to any indebtedness of any Performance Party now or hereafter owed to the Performance Undertaking Provider is hereby subordinated to the Obligations. The Performance Undertaking Provider agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, until the Final Payout Date, the Performance Undertaking Provider will not demand, sue for or otherwise attempt to collect any indebtedness of any Performance Party to the Performance Undertaking Provider. If, notwithstanding the foregoing sentence, the Performance Undertaking Provider collects, enforces or receives any amounts in respect of such indebtedness before the Final Payout Date, it shall collect, enforce or receive and hold such amounts as trustee for the Beneficiaries and shall pay such amounts to the Administrative Agent on behalf of the Beneficiaries on account of the Obligations, without affecting in any manner the liability of the Performance Undertaking Provider under the other provisions of this Deed.

11.3	The provisions of this Clause shall be supplemental to and not in derogation of any rights and remedies of any Beneficiary under any separate subordination agreement which any Beneficiary may at any time and from time to time enter into with the Performance Undertaking Provider.

12.	TERMINATION; REINSTATEMENT

The Performance Undertaking Provider’s obligations under this Deed shall continue in full force and effect until the Final Payout Date; provided, that this Deed shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, arrangement or reorganisation of any Performance Party or otherwise, as though such payment had not been made or such other satisfaction had not occurred and each Beneficiary shall be entitled to recover the value or amount of that Obligation from each Transaction Party, as though such payment has not been made or such other satisfaction had not occurred.

13.	EFFECT OF BANKRUPTCY

This Deed shall survive the bankruptcy, insolvency, reorganisation or arrangement of any Performance Party and the commencement of any case or proceeding by or against any Performance Party under any applicable bankruptcy, insolvency or similar Law of any jurisdiction. No stay of actions or remedies under any applicable bankruptcy, insolvency or similar Law of any jurisdiction to which any Performance Party is subject shall postpone the obligations of the Performance Undertaking Provider under this Deed, except to the extent required by Law.

14.	JUDGMENT CURRENCY

14.1	If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing under this Deed in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

14.2	The obligations of the Performance Undertaking Provider in respect of any sum due to any Beneficiary shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due under this Deed (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by that Beneficiary of any sum adjudged to be so due in the Judgment Currency, the Beneficiary may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Beneficiary in the Agreement Currency, the Performance Undertaking Provider agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Beneficiary against such loss. The obligations of the Performance Undertaking Provider contained in this Clause shall survive the termination of this Deed and the payment of all other amounts owing under this Deed.

15.	BENEFIT OF DEED

15.1	This Deed shall be binding upon the Performance Undertaking Provider, its successors and permitted assigns, and shall inure to the benefit of and be enforceable by each Beneficiary and its successors and assigns.

15.2	No Person other than the Performance Undertaking Provider and the Beneficiaries and their respective successors and assigns shall have any rights under this Deed pursuant to the Contracts (Rights of Third Parties) Act 1999.

16.	ASSIGNMENT

16.1	The Performance Undertaking Provider may not assign or transfer any of its obligations under this Deed without the prior written consent of the Administrative Agent and the Required Lenders.

16.2	The Intermediate Transferor may assign or otherwise transfer its rights under this Deed to the Borrower pursuant to each Intermediate Transfer Agreement to which it is a party. The Borrower may assign or otherwise transfer its rights under this Deed to the Administrative Agent on behalf of the Secured Parties.

16.3	The Performance Undertaking Provider acknowledges that the Borrower has assigned will assign to the Administrative Agent, for the benefit of the Secured Parties, all of its rights, remedies, powers and privileges under this Deed, and that each Secured Party may further assign such rights, remedies, powers and privileges to the extent permitted in the Receivables Loan Agreement and the other Transaction Documents. The Performance Undertaking Provider agrees that the Administrative Agent, as the assignee of the Borrower, shall have the right to enforce this Deed and to exercise directly all of the Borrower’s rights and remedies under this Deed (including the right to give or withhold any consents or approvals to be given or withheld by the Borrower under this Deed).

17.	AMENDMENTS AND WAIVERS

No amendment or waiver of any provision of this Deed and no consent to any departure by the Performance Undertaking Provider from any provision of this Deed shall be effective unless the same is in writing and signed by the Administrative Agent (with the consent or at the direction of the Required Lenders) and, in the case of an amendment, by the Borrower, the Intermediate Transferor and the Performance Undertaking Provider; provided that no amendment, waiver or consent, unless in writing and signed by the Intermediate Transferor, the Borrower and the Administrative Agent (with the consent or at the direction of all the Lenders), shall release the Performance Undertaking Provider from its obligations under this Deed. No failure on the part of any Beneficiary to exercise, and no delay in exercising, any power, right or remedy under this Deed shall operate as a waiver of that power, right or remedy; nor shall any single or partial exercise of any power, right or remedy under this Deed preclude any other or further exercise of that power, right or remedy or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and non-exclusive of any rights and remedies provided by law.

18.	NOTICES

All communications and notices provided for under this Deed shall be provided in the manner and to the addresses set out in Schedule 1 (Address and Notice Information) to the Schedule of Definitions.

19.	GOVERNING LAW, JURISDICTION AND PROCESS

19.1	This Deed and the rights and obligations of the parties hereto shall be governed by and construed in accordance with English law.

19.2	Each party hereto agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Deed, any other Transaction Document or the transaction contemplated hereby or thereby and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts.

19.3	Each of the parties hereto irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 19.2 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Deed, any other Transaction Document or the transactions contemplated hereby or thereby and agrees not to claim any such court is not a convenient or appropriate forum.

19.4	Each of the parties hereto (other than such parties as are registered in England and Wales or otherwise have a place of business in England and Wales) agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in England to the English Process Agent for such party.

19.5	The submission to the jurisdiction of the courts referred to in Clause 19.2 shall not (and shall not be construed so as to) limit the right of the Administrative Agent to take proceedings against the Performance Undertaking Provider or any of its respective property in any other court of competent jurisdiction nor shall the taking of proceedings in any other jurisdiction preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

20.	NO PROCEEDINGS; LIMITED RECOURSE
(a)	Each of the parties hereto agrees that (i) it will not institute against, or join any other Person in instituting against, any Transaction SPV any proceeding of the type referred to in the definition of Event of Bankruptcy so long as there shall not have elapsed two years plus one day since the Final Payout Date (or, in the case of an Account SPV, the Seller Payout Date with respect to all Originators related to such Account SPV); and (ii) notwithstanding anything contained herein or in any other Transaction Document to the contrary, the obligations of each Transaction SPV under the Transaction Documents are solely the corporate obligations of such Transaction SPV and shall be payable solely to the extent of funds which are received by such Transaction SPV pursuant to the Transaction Documents and available for such payment in accordance with the terms of the Transaction Documents and shall be non-recourse other than with respect to such available funds and, without limiting Clause 20, if ever and until such time as such Transaction SPV has sufficient funds to pay such obligation, shall not constitute a claim against such Transaction SPV.

(b)	No recourse under any obligation, covenant or agreement of any Transaction SPV contained in this Deed or any other Transaction Document shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such Transaction SPV by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Deed and the other Transaction Documents are solely a corporate obligation of such Transaction SPV, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Transaction SPV or any of them under or by reason of any of the obligations, covenants or agreements of such Transaction SPV contained in this Deed or any other Transaction Document, or implied therefrom, and that any and all personal liability for breaches by any Transaction SPV of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Deed; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.
21.	ENTIRE AGREEMENT; SEVERABILITY
(a)	This Deed constitutes the entire agreement of the parties hereto with respect to the matters set forth herein.

(b)	The rights and remedies provided in this Deed are cumulative and not exclusive of any remedies provided by law or any other agreement.

(c)	In any action or proceeding in any jurisdiction, if the obligations of the Performance Undertaking Provider under this Deed would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Performance Undertaking Provider’s liability under this Deed, then, notwithstanding any other provision of this Deed to the contrary, the amount of such liability shall, without any further action by the Performance Undertaking Provider or any Beneficiary, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

(d)	The provisions of this Deed are severable. Any provision of this Deed which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability in that jurisdiction without invalidating or making unenforceable any of the remaining provisions in that jurisdiction or that provision or any other provision in any other jurisdiction.
22.	EXECUTION

This Deed may be executed in any number of counterparts, and by different parties on separate counterparts, each of which shall be an original and all of which shall constitute one and the same agreement. Delivery by facsimile transmission or by electronic file in a format that is accessible by the recipient of a copy of an executed signature page of this Deed shall operate as delivery of an executed counterpart of this Deed.

EXECUTION:
The parties have shown their acceptance of the terms of this Deed by executing it as a deed below.

Execution of Performance and Indemnity Deed:
The Performance Undertaking Provider
DANA INTERNATIONAL LUXEMBOURG SARL

Signature:	/s/ Cornelia v. Künsberg

Name:	Cornelia von Künsberg

Title/Authority: Authorised Director and PoA Holder

Execution of Performance and Indemnity Deed:
The Borrower
Given under the Common Seal
of Dana Europe Financing (Ireland) Limited:

/s/ Frank Heffernan

Director

/s/ Michelle Hall

Secretary
Structured Finance Management (Ireland) Limited as Secretary

Execution of Performance and Indemnity Deed:
The Administrative Agent
Signed as a deed by Adam Johnson / Adrian Spurling as
attorney for GE LEVERAGED LOANS
LIMITED

/s/ Adam Johnson	/s/ Adrian Spurling
under a power of attorney dated 22 March 2007 in the presence of Richard Todd as
attorney for

/s/ Richard J. Todd
Name of witness: Richard Todd

Address of witness:	Mayer, Brown, Rowe & Maw LLP, 11 Pilgrim Street, London EC4V GRW
Occupation of witness: Solicitor

Execution of Performance and Indemnity Deed:
The Intermediate Transferor
Signed as a deed by Adam Johnson / Adrian Spurling
as attorney for GE FACTOFRANCE SNC

/s/ Adam Johnson	/s/ Adrian Spurling
under a power of attorney dated 16 July 2007 in the presence of Richard Todd as
attorney for

/s/ Richard J. Todd
Name of witness: Richard Todd

Address of witness:	Mayer, Brown, Rowe & Maw LLP, 11 Pilgrim Street, London EC4V GRW
Occupation of witness: Solicitor

S-4